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                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of January 1, 1998 by and between IndyMac, Inc. ("Employer") and Gary Clark ("Officer").


                                  WITNESSETH:


WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates.

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Term. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on December 31, 2000, unless earlier terminated in accordance with the provisions hereof.

2. Position, Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer, as a senior manager of either IndyMac Mortgage Holdings, Inc. ("NDE") or Employer, or a similarly structured entity in which NDE owns the majority of the economic interest, as determined in the sole discretion of Employer. Officer's role may, from time to time, be redefined by Employer, except that Officer shall at all times remain a senior manager. Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such office and such further duties shall not be inconsistent with the provisions of applicable law. Officer agrees that Employer may add to or change Officer's duties as business considerations dictate, as determined by the President of Employer. Officer shall have such official power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder. If Employer requests Officer to relocate outside of Los Angeles County, Ventura County or Orange County in connection with the relocation of Employer's headquarters, Officer shall have the option of agreeing to such relocation and the terms of this contract shall continue in full force and effect. If Officer declines to relocate, either Officer or Employer shall provide the other party with a Notice of Termination in accordance with Section 5(f) and all of the rights and obligations of both parties under this Agreement shall cease upon such termination and no provisions shall survive (including, without limitation, Sections 5(d) and 8(k)), except for Section 8(g) and the right to enforce that provision through injunctive relief pursuant to Section 8(h). If Employer requests Officer to relocate outside of Los Angeles County, Ventura County or Orange County and Employer's headquarters are not also relocating, Officer shall have the option of agreeing to such relocation and

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     the terms of this contract shall continue in full force and effect. If
     Officer declines to relocate, Employer's request to relocate shall be deemed a termination other than for Cause pursuant to Section 5(d).

3. Scope of this Agreement and Outside Affiliations. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its affiliates and perform services contemplated hereby, in accordance with the policies established by the Board of the applicable entity, which policies shall be consistent with this Agreement. Officer agrees to serve without additional remuneration as an officer of one or more (direct or indirect) subsidiaries or affiliates of Employer as Employer may from time to time request, subject to appropriate authorization by the affiliate or subsidiary involved and any limitation under applicable law.

     During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of Employer, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates.

     Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4.   Compensation and Benefits.

     a. Base Salary. Employer shall pay to Officer a base salary in respect of the fiscal year of Employer (a "Fiscal Year") ending December 31, 1998 at the annual rate as set forth on Appendix A (the "Annual Rate"). In respect of the Fiscal Years ending in 1999 and 2000, the Compensation Committee of the Board (the "Compensation Committee) may, based upon the recommendation of Michael W. Perry and the performance of Officer and Employer, increase the Annual Rate. While any such increase shall be at the discretion of the Compensation Committee, it is anticipated that, for any Fiscal Year, a performance rating of good would result in an increase in the Annual Rate of between 5% and 15%. During the term of this Agreement, Employer may not decrease the Annual Rate below the amount set forth in Appendix A unless decreased by the same percentage for all officers at Officer's level.

     b. Incentive Compensation. Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an amount determined pursuant to the Annual Incentive Plan attached hereto as Appendix A. The terms of the Annual Incentive Plan shall be determined in the first quarter of each Fiscal year during the term of this Contract, as mutually agreed upon by Employer and Officer. The incentive compensation award payable to Officer for any Fiscal Year shall be paid no later than thirty (30) days after completion and publication of the applicable audited financial statements for such Fiscal Year.

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     c.   Stock Options. Beginning with the 1998 Fiscal Year and in respect of each of the following Fiscal Years during the term of this Agreement, NDE may grant to Officer stock options for such number of shares of NDE's common stock as the Compensation Committee in its sole discretion determines, taking into account Officer's and NDE's performance and the competitive practices then prevailing regarding the granting of stock options. Subject to the foregoing, it is anticipated that the number of shares in respect of each annual stock option grant shall be in accordance with the number of shares granted to officers of Employer at a level similar to Officer's level. The stock options described in this Section 4(c) in respect of a Fiscal Year shall be granted at the same time as NDE grants stock options to its other officers in respect of such Fiscal Year.

          All stock options granted in accordance with this Section 4(c): (i) shall be granted pursuant to NDE's current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement, (ii) shall have a per share exercise price equal to the fair market value (as defined in the current Plan or such other plan or plans) of the common stock at the time of grant, (iii) shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant, (iv) shall become immediately and fully exercisable in the event of a Change in Control (as defined in Appendix B) or in the event that Officer's employment is terminated due to death or Disability or by Employer other than for Cause (as defined in Section 5(c)), and (v) shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the agreement evidencing the award.

     d. Additional Benefits. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). Officer shall also be entitled to three (3) weeks of vacation each Fiscal Year, subject to all applicable policies of Employer relating to vacation time. This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(d), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(d) hereof, to provide benefits substantially equivalent to Additional Benefits (other than qualified pension or profit sharing plan benefits and option, equity or stock appreciation or other incentive plan benefits as distinguished from health, disability and welfare type benefits) on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

5. Termination. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

     a. Disability. In the event that Officer shall fail, because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive calendar months, or for shorter periods

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          aggregating eighty (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or December 31, 2000, whichever first occurs (the "Disability Payment Period"),
          (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments due to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability
          Payment Period the additional benefits specified in the last sentence of Section 4(d) hereof.

          The determination of Disability shall be made only after 30 days' notice to Officer and only if Officer has not returned to performance of his duties during such 30-day period. In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the members of Employer's Benefits Committee.

     b. Death. In the event that Officer shall die during the term of this Agreement, Employer shall pay Officer's base salary for a period of twelve (12) months following the date of Officer's death and in the manner otherwise payable hereunder, to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary"). Employer shall also
          (1) pay to such Beneficiary (x) an amount equal to the incentive compensation that would have been payable to Officer pursuant to
          Section 4(b) in respect of the Fiscal Year in which the Officer's death occurs multiplied by a fraction, the numerator of which is the number of days in such Fiscal Year through the date of Officer's death and the denominator of which is 365 and (y) any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which his death occurs and (2) provide during the twelve-month period following the date of Officer's death the additional benefits specified in the last sentence of Section 4(d) hereof. If Officer's death occurs while he is receiving payments for Disability under Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Section 5(b), which shall continue for a period of twelve months thereafter at the full rate of base salary in effect immediately prior to the Disability. This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and (ii) to the extent not otherwise vested, all outstanding stock options granted to Officer pursuant to
          Section 4(c) will vest upon his death.

     c. Cause. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by, Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which is not remedied within a reasonable period of time after receipt of written notice from

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          Employer specifying such breach, or (ii) Officer's conviction by a court of competent jurisdiction of a felony or misdemeanor carrying a jail term of one year or more, or (ii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participation in the conduct of the affairs of Employer of any of its affiliates. If Officer shall be convicted of a felony or misdemeanor carrying a jail term, or shall be removed from office and/or temporarily prohibited from participating in the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b), and 4(c) hereof shall be automatically suspended provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b), and 4(c) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony, or misdemeanor carrying a jail term, or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

     d.   Severance.

          (i) Except as provided in Section 5(d)(ii) below, if during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause, or by Officer because Employer has committed a "Material Breach" of this Agreement, then Employer shall (1) pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, (A) an amount in cash equal to one year of Officer's base salary at the Annual Rate at the Termination Date and (B) an amount equal to the incentive compensation paid or payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs (the "Bonus Rate"); provided, however, that in the event the first anniversary of the Termination Date occurs on a date prior to the end of a Fiscal Year, Employer shall also pay Officer an amount equal to the product of (x) the Bonus Rate and (y) a fraction, the numerator of which is (I) the number of days elapsed since the end of the immediately preceding Fiscal Year through the end of the Severance Period and (II) the denominator of which is 365, and (2) until the first anniversary of the Termination Date, provide the benefits specified in the last sentence of
                  Section 4(d) hereof. Employer shall also pay in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, any unpaid incentive compensation payable to Officer pursuant to
                  Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs, as calculated pursuant to the terms and conditions of this Agreement, including, but not limited to, the terms of Appendix A. For the purpose of this provision, the term "Material Breach" shall mean a material breach of this Agreement by Employer which is committed in bad faith

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                  and which is not remedied within a reasonable period of time after receipt of written notice from Officer specifying such breach.

          (ii) If within two (2) years after a "Change in Control" (as defined in Appendix B to this Agreement) and during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause or by Officer for Good Reason, then (A) Employer shall pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, (x) as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to one times the sum of (1) Officer's base salary at the Annual Rate at the Termination Date and (2) the incentive compensation paid or payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs and (y) any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs, and (B) Employer shall continue to provide for one year from the Termination Date the benefits specified in the last sentence of Section 4(d) hereof.

          (iii) For purposes of this Agreement, "Good Reason" shall be deemed to occur if Employer (x) commits a Material Breach of this Agreement (as defined in Section 5(d)(i)) or (y) takes any other action which results in the substantial diminution in Officer's status, title, position, authority and responsibilities.

          (iv) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Officer (within the meaning of Section 28OG(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or a substantial portion of its assets (a "Payment"), would be subject to the excise tax imposed by
                  Section 4999 of the Code (the "Excise Tax"), the Payments shall be reduced (but not below zero) to the extent necessary so that no Excise Tax would be imposed. If the application of the preceding sentence should require a reduction in Payments or other "parachute payment" (within the meaning of Section 280G of the Code), unless Officer shall have designated otherwise, such reduction shall be implemented, first, by reducing any non-cash benefits (other than stock options) to the extent necessary, second, by reducing any cash benefits to the extent necessary and, third, by reducing any stock options to the extent necessary. In each case, the reductions shall be made starting with the payment or benefit to be made on the latest date following the Termination Date and reducing payments or benefits in reverse chronological order therefrom. All determinations concerning the application of this paragraph shall be made by a nationally recognized firm of independent accountants, selected by Officer and satisfactory to Employer, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by Employer.

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   e. Resignation. If during the term of this Agreement, Officer shall resign voluntarily, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(e) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment, and all obligations of Officer under Sections 8(g) and 8(k) shall expressly survive such termination.

   f. Notice of Termination. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated (except in the event of Officer's death or physical incapacity, in which case such written Notice of Termination shall be provided by Officer's executor or legal representative). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid, as of such Termination Date.

6. Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all business expenditures to the extent that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

7. Indemnity. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall defend and indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer (including any subsidiary or affiliate of Employer), and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

8. Miscellaneous.

   a. Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or similar transaction. Notwithstanding the foregoing, Employer may assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to NDE or IndyMac, or to any successor or affiliate of either of them, subject to such assignee's express assumption of all obligations of Employer hereunder, and Officer hereby consents to any such

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      assignment. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a material breach of this Agreement by Employer, triggering the severance provision of Section 5(d).

      The obligations and duties of Officer hereby shall be personal and not assignable.

   b. Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: Chief Administrative Officer, with a copy to the Director of Human Resources at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

   c. Entire Agreement This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

   d. Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

   e. California Law. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflicts of laws principles.

   f. Attorneys' Fees in Action on Contract. If any litigation shall occur between the Officer and Employer, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation, in addition to any other judgment or award, shall be entitled to receive such sums as the court hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

   g. Confidentiality. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information related to their business, personnel and customers, including, but not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, and information related to officers, directors, employees and agents. Officer hereby agrees that all such information, and all codes, concepts, copies and forms relating to such information, Employer's plans and intentions with respect thereto, and any information provided by Employer or its affiliates to Officer with respect to any of the foregoing, shall be considered "Confidential Information" for the purpose of this Agreement. Officer acknowledges and agrees that all such Confidential Information is a valuable asset of Employer, and if developed by Officer, is developed by Officer in the course of Officer's employment with

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      Employer, and is the sole property of Employer. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any Confidential Information concerning the business or policies of Employer or any of its affiliates which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its affiliates, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

   h. Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

   i. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

   j. No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

   k. Covenant Not to Compete

      (i) In General. Officer agrees that while he is employed by Employer during the term of this Agreement and for a period of one year after the termination of such employment for whatever reason other than (x) any termination by Employer, either for Cause or other than for Cause or (y) the expiration of this Agreement according to its terms (the "Non-Compete Period"), he shall not, unless Officer shall have received the prior written consent of Employer within North America:

          (A) engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) or in any other corporate or representative capacity with any other

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              business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of Employer (or its subsidiaries or affiliates, excluding Countrywide Credit Industries and its subsidiaries, other than Employer) as conducted on the date Officer's employment terminated or which will compete with any proposed business activity of Employer (or its subsidiaries or affiliates) in the planning stage on such date;

          (B) solicit business from, or perform services for, any company or other business entity which at any time during the two-year period immediately preceding Officer's termination of employment with Employer was a client of Employer (or its subsidiaries or affiliates) (including without limitation any lessee, vendor or supplier); provided that Officer may solicit business from another company or business entity during such time as Officer is employed by Employer (and prior to a Notice of Termination being provided pursuant to Section 5(f)), so long as such solicitation is solely for the intended benefit of Employer and carried out in the ordinary course of the performance of Officer's duties; or

          (C) offer, or cause to be offered, employment, either on a full-time, part-time or consulting basis, to any person who was employed by Employer (or its subsidiaries or affiliates) on the date Officer's employment terminated.

     (ii) Consideration. The consideration for the foregoing covenant not to compete, the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section 5(d).

     (iii) Equitable Relief and Other Remedies. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     (iv) Reformation. If the foregoing covenant not to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that Officer be subject to a covenant not to compete, reasonable under the circumstances, enforceable by Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             EMPLOYER

                                             By: /s/ Michael W. Perry
                                                 --------------------------
                                             Name: Michael W. Perry
                                                  -------------------------
                                             Title: President and Chief
                                                   ------------------------
                                                    Executive Officer
                                                   ------------------------

                                             Officer:

                                             /s/ Gary Clark
                                             --------------------------
                                             in his individual capacity

                                  APPENDIX A

                             ANNUAL INCENTIVE PLAN

Annual Base Rate for 1998:  $205,000
Target Bonus for 1998:      $356,000          Maximum Bonus for 1998: $402,280

Annual Incentive Award:
----------------------

     Officer shall be eligible for an Annual Incentive Award which shall be comprised of the following five components and their corresponding weightings:

          1. Financial Plan Goals (50%)
          2. Operations/Systems Controls/Loan Quality (15%)
          3. Cost Control (15%)
          4. Earnings Per Share Growth (10%)
          5. Discretionary/Subjective (10%)

These components shall be measured as follows:

1. Financial Plan Goals for 1998 (50%):
   -----------------------------------

Attached hereto as Exhibit A, is the Financial Plan for 1998 for Officer's areas of responsibilities. The Financial Plan for 1999 and 2000 shall be determined by January 15 of each respective Fiscal Year, as mutually agreed upon by Employer and Officer. Any production goals set forth in the Financial Plans for 1999 and 2000 shall be reasonable in light of Employer's financial, business and strategic plans as a whole.


Year          Target Amount      Maximum Amount     Minimum Amount
1998          $178,000           $213,600           $0
1999          $204,700           $245,640           $0
2000          $235,405           $282,486           $0

  ______________________________________________________________________________
  Division   % of Total  Target Amount  Maximum   Net Income    % of Net
               Target                    Amount    AECPTACS      Income
  ______________________________________________________________________________
  TPL West      40%         $ 71,200     $85,440   $43,176,418   00.16%
  ------------------------------------------------------------------------------
  TPL East      30%         $ 53,400     $64,080   $ 5,034,790   01.06%
  ------------------------------------------------------------------------------
  WLCA          15%         $ 26,700     $32,040   $ 8,809,444   00.30%
  ------------------------------------------------------------------------------
  CLD           15%         $ 26,700     $32,040   $12,462,767   00.21%
  ------------------------------------------------------------------------------

Officer shall be paid a Financial Plan Incentive Award to be determined by summing the amounts determined as follows for each of Officer's profit centers.

TPL West, TPL East & WLCA
-------------------------
The Financial Plan Incentive Award shall be determined by calculating the specified percentage of Net Income After Earnings Credit Plus Tax Affected Corporate Support (as calculated in Exhibit A) for each of Officer's profit centers, as determined by the Head of Financial Planning and President of Employer, in their sole discretion, subject to the applicable Maximum Amount set forth above. The 1998 goal for Net Income After Earnings Credit Plus Tax Affected Corporate Support for each of Officer's profit centers is set forth above. This goal assumes a Return on Equity Plus Tax Affected Corporate Support of greater than 25% (as calculated in Exhibit A).

CLD
---
The Financial Plan Incentive Award shall be determined by (i) calculating the specified percentage of Net Income After Earnings Credit Plus Tax Affected Corporate Support (as calculated in Exhibit A) for CLD, as determined by the Head of Financial Planning and President of Employer, in their sole discretion, subject to the applicable Maximum Amount set forth above and (ii) multiplying such amount by the applicable Fully Leveraged Return On Equity Factor set forth below. The 1998 goal for Net Income After Earnings Credit Plus Tax Affected Corporate Support is set forth above.

      Return on Equity - Fully Leveraged Plus Tax Affected Corporate Support
Actual ROE  20% * Target  10% * Target   Target   10% ** Target  20% ** Target
ROE Factor      50%           75%        100%        110%           125%

*    Less Than
**   More Than

The Target Return on Equity - Fully Leveraged Plus Tax Affected Corporate Support (ROE - FLPTACS as calculated in Exhibit A) for the CLD division for 1998 is 34.54%. The Target ROE - FLPTACS for CLD for 1999 and 2000 shall be determined by January 15 of each respective Fiscal Year, as mutually agreed upon by Employer and Officer.

2.   Operations/Systems Controls/Loan Qualify Goals (15%):
     ----------------------------------------------------

                                                            Target Incentive             Performance Percentage:
            Goal                                                Amount              Excellent  Good  Satisfactory  Poor
            ----

a.  Introduction and implementation of                          $13,400               110%    100%       50%      0%
    automated underwriting and
    risk based pricing (e-MITS) to
    a select group of clients, and
    expansion of this client base
    as the technology is refined,
    50% of our correspondent business
    handled by e-MITS by year end.

b.  Full use and implementation of sales                        $10,000               110%    100%       50%      0%
    force accountability system by 6/30/98.

c.  Completion of a customer profitability,                     $10,000               110%    100%       50%      0%
    accountability, and measurement

                                                            Target Incentive             Performance Percentage:
               Goal                                              Amount             Excellent  Good  Satisfactory  Poor
               ----
    system to be implemented by December
    31, 1998.

d.  Implementation of operational staff                         $10,000               110%    100%       50%      0%
    accountability system by May 31, 1998.

e.  Shall minimize turnover in 4 and 3                          $10,000               110%    100%       50%      0%
    rated employees, and shall have a
    minimum of 50% turnover in 2 rated
    employees, and 100% turnover in 1
    rated employees. Turnover includes an
    employee leaving the company or being
    reclassified due to either improved or
    decreased performance.

Total incentive amount:                                         $53,400
----------------------                                       (max. $58,740)


The Incentive Award for Operations/Systems Controls/Loan Quality Goals for Officer shall be calculated by (1) multiplying (x) the Performance Percentage for each Goal times (y) the Target Incentive Amount for such Goal/Objective, and
              -----
(2) adding all sums determined pursuant to the preceding clause (1) for each Goal. The Target Incentive Award for Operations/Systems Controls/Loan Quality Goals for 1998 shall be $53,400 and the Maximum shall be $58,740.

The Target Incentive Award for Operations/Systems Controls/Loans Quality Goals for Officer for 1999 shall be $61,410 and for 2000 shall be S70,622. The Operations/Systems Controls/Loan Quality Goals for 1999 and 2000 and the Incentive Award amount applicable to each goal or objective shall be determined by January 15 of each respective Fiscal Year, as mutually agreed upon by Employer and Officer.

3.   Cost Control Goals (15%):
     ------------------------

The following are Officer's 1998 cost control goals:

                                                       Maximum              Performance Percentage:
             Goal                                     Incentive         100%-95% 94%-90% 89%-80% * 80%
             ----                                      Amount
a.  Hold the level of direct expenses for              $26,700             100%    80%     50%     0%
    TPL Western Region at or below 50 basis
    points of funded volume for 1998.

*    Less Than
**   More Than

             Goal                                      Maximum               Performance Percentage:
             ----                                     Incentive         100%-95% 94%-90% 89%-80% * 80%
                                                       Amount
b. Hold the level of direct expenses for               $16,020             100%    80%     50%     0%
   TPL Eastern Region at or below 60
   basis points of funded volume for 1998.

c. Maintain direct expenses as percentage              $ 5,340             100%    80%     50%     0%
   of net revenues for WLCA at 47,8% for
   1998.

d. Maintain direct expenses as percentage              $ 5,340             100%    80%     50%     0%
   of net revenues for CLD at 34.7% for
   1998.

Total incentive amount:                                $53,400
-----------------------

The Incentive Award for Cost Control Goals for Officer shall be calculated by
(1) multiplying (x) the Performance Percentage for each Goal times (y) the
                                                             -----
Maximum Incentive Amount for such Goal, and (2) adding all sums determined pursuant to the preceding clause (1) for each Goal. The Maximum Incentive Award for Cost Control Goals for Officer for 1998 shall be $53,400.

The Maximum Incentive Award for Cost Control Goals for Officer for 1999 shall be $61,410 and for 2000 shall be $70,622. The Cost Control Goals for 1999 and 2000 and the Incentive Award amount applicable to each goal shall be determined by January 15 of each respective Fiscal Year, as mutually agreed upon by Employer and Officer.

4.   Earnings Per Share Growth (10%):
     --------------------------------

                                                    1998                          1999                         2000
                                                    ----                          ----                         ----
Earnings Per Share Target                           $ 2.10                        TBD                          TBD
------------------------------------------------------------------------------------------------------------------------------
Target Incentive Award                             $35,600                      $40,940                       $47,081
------------------------------------------------------------------------------------------------------------------------------
Maximum Incentive Award                            $40,940                      $47,081                       $54,143
------------------------------------------------------------------------------------------------------------------------------
If Earnings Per Share                        $1,369 for each $.01          $TBD for each $.01            $TBD for each $.01
exceed target, incentive                     in excess of target           in excess of target           in excess of target
award shall be increased by:                 earnings per share,           earnings per share,           earnings per share,
                                             subject to Maximum            subject to Maximum            subject to Maximum
------------------------------------------------------------------------------------------------------------------------------
If Earnings Per Share do not                 $2,738 for each $.01         $TBD for each $.01           $TBD for each $.01
meet target, incentive award                 below target                  below target earnings         below target earnings
shall be decreased by:                       earnings per share            per share                     per share
------------------------------------------------------------------------------------------------------------------------------

5.   Discretionary/Subjective (10%):
     ------------------------------

Officer shall be eligible for an additional Discretionary/Subjective Incentive Award. Whether a Discretionary/Subjective Incentive Award shall be granted and the amount of any such award shall be determined by the President of Employer, in his sole and absolute discretion. Factors which will be included in the determination of a Discretionary/Subjective Incentive Award shall be Officer's management skills, ability to be a corporate team player and such other factors as shall be determined by the President of Employer, in his sole and absolute discretion. The fact that a Discretionary/Subjective Incentive Award is granted in any year is no indication whether any such award will be granted in following years. The maximum Discretionary/Subjective Incentive Award that Officer shall be eligible for is as follows:

     1998: up to $35,600
     1999: up to $40,940
     2000: up to $47,081

6.   Net lncome After Earnings Credit Plus Tax Affected Corporate Support (Net
     --------------------------------------------------------------------------
     Income AECPTACS) Discount Factor
     ---------------------------------

% of Net Income AECPTACS Goal Met          Net Income Discount Factor
---------------------------------          --------------------------
* 89% of Net Income AECPTACS                            100%
80% - 89% of Net Income AECPTACS                         90%
70% - 79% of Net Income AECPTACS                         70%
60% - 69% of Net Income AECPTACS                         50%
** 60% of Net Income AECPTACS                             0%

7.  Total Annual Incentive Award
    ----------------------------

The total Annual Incentive Award shall be calculated by multiplying (X) the sum of the amounts calculated pursuant to Paragraphs 2, 3, 4 and 5 above times (y) the Net Income Discount Factor determined pursuant to Paragraph 6 above and adding such amount to the amount determined pursuant to Paragraph 1 above.

*    Greater Than
**   Less Than

                                                                      EXHIBIT A
                                    INDYMAC
                              1999 FINANCIAL PLAN
               EARNINGS BY BUSINESS LINE FOR BONUS CALCULATIONS
                          DOLLAR AMOUNTS IN THOUSANDS

                                                                    Third Party   Investment     Master    LoanWorks
                                                          Combined   Lending       Portfolio    Servicing   Servicing      CLCA
                                                          --------  -----------   ----------    ---------   ---------     ------
I. NET INCOME AFTER EARNINGS CREDIT PLUS TAX EFFECTED
   CORPORATE SUPPORT

Net Income after Earnings Credit                           131,070       47,067       38,028          295      (9,358)    20,882

     Corporate Support                                      33,798       11,883        2,957          882       3,187      2,836
     Taxes on Corporate Support                             10,681        5,050          860          375           0          0
                                                          ----------------------------------------------------------------------
     Corporate Support, Net of taxes                        23,117        6,833        2,097          507       3,187      2,836

                                                          ----------------------------------------------------------------------
Net Income after Earnings Credit plus Tax Effected
Corporate Support @ 100%                                   154,187       53,900       40,125          803      (6,171)    23,718
                                                          ======================================================================

Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 80%                                   123,350       43,120       32,100          642      (4,936)    18,974

Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 150%                                  231,281       80,850       60,187        1,204      (9,256)    35,577

II. CONTROLLABLE RETURN ON EQUITY

Net Income-Fully Leveraged                                 120,303       40,477       38,028          295      (9,358)    19,552

     Corporate Support                                      33,798       11,883        2,957          882       3,187      2,836
     Taxes on Corporate Support                             10,681        5,050          860          375           0          0
                                                          ----------------------------------------------------------------------
     Corporate Support, Net of taxes                        23,117        6,833        2,097          507       3,187      2,836

                                                          ----------------------------------------------------------------------
Net Income-Fully Leveraged plus Tax Effected
 Corporate Support                                         143,420       47,310       40,125          803      (6,171)    22,388
                                                          ======================================================================

Average Equity-Fully Leveraged                             676,115       18,334      479,841         (796)     (4,278)    97,877
                                                          ======================================================================

Corporate Support Net Liability Allocative                  52,736       18,542        4,614        1,376       4,973      4,425

                                                          ----------------------------------------------------------------------

Fully Leveraged Equity before Corporate Support            728,851       36,876      484,455          589         695    102,302
                                                          ======================================================================
                                                          ----------------------------------------------------------------------
ROE-Fully Leveraged-before CS balance sheet allocative       19.68%      128.29%        8.28%      138.40%     887.65%     21.88%
                                                          ======================================================================

                                                           Income        IndyMac                                       Tax Benefit
                                                          Property         CLD       WLCA   LoanWorks    MHD     HID   Adjustment
                                                          --------       -------    ------  ---------   -----   -----  -----------
I. NET INCOME AFTER EARNINGS CREDIT PLUS TAX EFFECTED
   CORPORATE SUPPORT

Net Income after Earnings Credit                             4,549         9,194     7,234      2,702   4,653   1,846        3,977

     Corporate Support                                         537         1,920     2,518      1,768   3,265   2,045            0
     Taxes on Corporate Support                                  0            33         0        751   1,388     869        1,355
                                                            ----------------------------------------------------------------------
     Corporate Support, Net of taxes                           537         1,887     2,518      1,016   1,877   1,176       (1,355)

                                                            ----------------------------------------------------------------------
Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 100%                                    5,086        11,081     9,752      3,719   6,530   3,022        2,623
                                                            ======================================================================

Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 80%                                     4,069         8,865     7,801      2,975   5,224   2,418        2,098

Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 150%                                    7,630        16,621    14,628      5,578   9,796   4,533        3,934

II. CONTROLLABLE RETURN ON EQUITY

Net Income-Fully Leveraged                                   4,407         8,513     6,270      2,702   4,036   1,401        3,977

     Corporate Support                                         537         1,920     2,518      1,768   3,265   2,045            0
     Taxes on Corporate Support                                  0            33         0        751   1,388     869        1,355
                                                            ----------------------------------------------------------------------
     Corporate Support, Net of taxes                           537         1,887     2,518      1,016   1,877   1,176       (1,355)

                                                            ----------------------------------------------------------------------
Net Income-Fully Leveraged plus Tax Effected
 Corporate Support                                           4,945        10,400     8,788      3,719   5,914   2,577        2,623
                                                            ======================================================================

Average Equity-Fully Leveraged                              34,376        35,623     9,163         83    (484)  6,377            0
                                                            ======================================================================

Corporate Support Net Liability Allocative                     839         2,995     3,929      2,758   5,094   3,191            0

                                                            ----------------------------------------------------------------------
Fully Leveraged Equity before Corporate Support             35,214        38,618    13,091      2,841   4,611   9,567            0
                                                            ======================================================================
                                                            ----------------------------------------------------------------------
ROE-Fully Leveraged-before CS balance sheet allocative       14.04%        26.93%    67.13%    130.91% 128.26%  26.94%         N/A
                                                            ======================================================================

                                  APPENDIX B

A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

     A. An acquisition (other than directly from Employer) of any common stock or other "Voting Securities" (as hereinafter defined) of Employer by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial
        Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition, a "Subsidiary"), (ii) Employer or any of its Subsidiaries, (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined) or (iv) Countrywide Credit Industries, Inc. or any of its affiliates or subsidiaries ("Countrywide Credit").

     B. The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as result of either an actual or threatened "Election Contest" (as described in Rule 14A-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

C.  The consummation of:

(i) A merger, consolidation or reorganization involving Employer, unless such merger, consolidation or reorganization is a "Non-Control Transaction". A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of Employer into, with or involving Countrywide Credit, NDE or where:

       a. the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

       b. the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation: and

       c. no Person other than (i) Employer, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Employer, the Surviving Corporation, or any Subsidiary, (iv) Countrywide Credit, or (v) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock, owns directly or indirectly more than twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

     (ii)  A complete liquidation or dissolution or Employer; or

     (iii) The sale or other disposition of all or substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary of Countrywide Credit).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.